Exhibit 99.1

Genasys Inc. Appoints New Independent Director

SAN DIEGO, CA – January 16, 2025 – Genasys Inc. (NASDAQ: GNSS), the global leader in Protective Communications, today announced that pursuant to a recently signed cooperation agreement, R. Rimmy Malhotra (“Rimmy”) has been appointed to the Board of Directors, effective January 15, 2025. Mr. Malhotra brings decades of investor and corporate oversight experience.

Richard Osgood, Chairman of the Board said, “We welcome Rimmy to the board. Rimmy’s vast experience as a seasoned board advisor will serve us well as we continue to execute on our strategic priorities and enhance value for shareholders. We are confident that his perspectives will add value in the boardroom and in the operational oversight of the company.”

Richard Danforth, Chief Executive Officer of Genasys added, “Over the past several years of his ownership in Genasys, Rimmy has been a consistent voice of reason and counsel. I look forward to working more closely with Rimmy as we execute against our growth strategy.”

“As a longstanding shareholder, I look forward to working with management and my fellow Board members to help guide the company’s strategy and future capital allocation decisions. Genasys’ future is bright, and I am pleased to play a role,” said Mr. Malhotra.

With the addition of Mr. Malhotra to the Board of Directors, the board consists of seven members, six of whom are independent. Mr. Malhotra will stand for election at Genasys’ 2025 Annual Meeting of Shareholders as part of the company’s recommended slate of director nominees.

About R. Rimmy Malhotra

R. Rimmy Malhotra (“Rimmy”) serves as the Managing Member and Portfolio Manager for the Nicoya Fund LP, a private investment partnership. Previously, he served as portfolio manager of the Gratio Values Fund, a mutual fund registered under the Investment Act of 1940. He currently serves on the boards of HireQuest Inc (Nasdaq: HQI), FRMO Corporation (OTC: FRMO) and Optex System (Nasdaq: OPXS). He earned an MBA in Finance from The Wharton School and a Master’s degree in International Relations from the School of Arts & Sciences, both at the University of Pennsylvania where he is a Lauder Fellow. Mr. Malhotra holds a Bachelor of Science in Computer Science and Bachelor of Arts in Economics from Johns Hopkins University.

About Genasys Inc.

Genasys Inc. (NASDAQ: GNSS) is the global leader in Protective Communications. Incorporating the most comprehensive portfolio of preparedness, response, and analytics software and systems, as well as the Company’s Long Range Acoustic Devices (LRAD®), the Genasys Protect platform is designed around one premise: ensuring organizations and public safety agencies are “Ready when it matters™.” Protecting people and saving lives for over 40 years, Genasys covers more than 155 million people in all 50 states and in over 100 countries worldwide. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation the business impact of geopolitical conflicts, epidemics or pandemics, and other causes that may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2024. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Relations Contact

Brian Alger, CFA

SVP, IR and Corporate Development

ir@genasys.com

(858) 676-0582